Exhibit 12

GTE Northwest Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                                  Three Months
                                                      Ended
                                                    March 31,
                                                      1996
                                                   -----------
Net earnings available for fixed charges:
  Income from continuing operations                $    43,487
  Add - Income taxes                                    23,848
       - Fixed charges                                  13,819
                                                   -----------
Adjusted earnings                                  $    81,154
                                                   -----------
Fixed charges:
  Interest expense                                 $    12,821
  Portion of rent expense
     representing interest                                 998
                                                   -----------
Adjusted fixed charges                             $    13,819
                                                   ===========

RATIO OF EARNINGS TO FIXED CHARGES                        5.87